Exhibit 99.1

Media Contacts:
Jeff Baker	Bill Bartkowski
President	Partner
Analysts International	MeritViewPartners
Phone: 952-835-5900	Phone: 612-605-8616
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Analysts International Reports Results for 2005 First Quarter, in Line With Earlier Guidance

MINNEAPOLIS, April 28, 2005 - Analysts International (NASDAQ: ANLY) today reported the results for its first quarter ended April 2, 2005.  Revenues totaled $79.1 million for the quarter, compared to $85.4 million for the comparable quarter a year ago and $83.0 million for the fourth quarter of 2004.  For the quarter, the Company reported a net loss of $(706,000), or $(.03) per diluted share, compared to net income of $454,000, or $.02 per diluted share, for the comparable quarter a year ago, and net income of $1.4 million, or $.06 per diluted share, for the fourth quarter of 2004.  The quarter’s results are in line with the Company’s April 19, 2005 revised guidance with respect to revenue and earnings per share.

As the Company previously disclosed, during the fourth quarter of 2004, it was notified by a large national account that it would no longer be a prime vendor in 2005.  As a result, first quarter subsupplier revenue was down $4.8 million from the fourth quarter of 2004 and $6.7 million from the comparable quarter last year.

First quarter direct revenue of $66.1 million, excluding product sales, was comparable to the fourth quarter of 2004 and down 2.0% from the comparable quarter last year.  The decline in direct revenue is primarily attributable to a larger than usual seasonal decline in headcount during December and January and continued pressure on average bill rates.

Jeffrey P. Baker, President of the Company, stated, “The results of the quarter were consistent with our recently updated guidance and, while disappointing, illustrate the challenges we face throughout our industry.   These challenges are not insurmountable and we believe that we have identified a clear path to returning to profitability in this challenging environment.  Longer term, attaining the critical mass afforded to us through our pending merger with

Computer Horizons Corporation will significantly improve our operating leverage and reposition us competitively.”

Management went on to note that the Company continued to experience competitive pressures with respect to average bill rates throughout the quarter.  The competition and the loss of subsupplier revenue resulted in a 3% reduction in average bill rates during the quarter.

Product sales during the first quarter were $5.5 million, up from $4.2 million in the fourth quarter of 2004 and up from $3.6 million from the comparable quarter one year ago.  Product sales continue to grow as the Company continues to successfully implement its IP Telephony strategy.

At the end of the first quarter total Company headcount was at 2,990, down slightly from the end of the fourth quarter of 2004.  Technical headcount at quarter end represented 85% of total staff.

For the first quarter the revenue mix included 59% staffing, 31% solutions, and 10% sub-supplier.

The gross margin on the direct business offerings, excluding product sales, was 21.5% for the first quarter, down from 24.9% in the fourth quarter of 2004 and 22.2% in the comparable quarter last year.  The gross margin rate in the fourth quarter of 2004 was significantly improved by positive experience in the rate of accrual for the medical claims of employees.  As management had expected, the rate of accrual has returned to normal for the first quarter of 2005.  In addition to this rate of accrual returning to normal, continuing market pressures on bill and pay rates caused margins to decline in the first quarter, and several solutions projects expected to contribute to profitability during the first quarter failed to come to fruition.

First quarter SG&A expenses amounted to $15.5 million or 19.5% of revenue.  This was a decrease of $400,000 from the fourth quarter of 2004 and an increase of $400,000 from the comparable quarter one year ago.  As a percentage of revenue, the rate of expenditure increased from 19.1% of revenue last quarter and 17.7% of revenue in the comparable quarter last year.  As mentioned during the fourth quarter conference call, in anticipation of improving market conditions, during the fourth quarter the Company began to make investments in additional sales and recruiting resources.  These investments continued into the first quarter.  Also during the first quarter, certain costs were incurred to integrate WireSpeed and to train our IP Telephony resources to achieve Call Center Certification from Cisco.

Baker commented, “Achievement of this certification will position Analysts International as one of a small number of companies with both Cisco Call Center and Microsoft CRM certifications, a combination of credentials that we believe will bring us significant opportunities.”

For the quarter, the Company reported EBITDA of $164,000, down from $2.3 million reported last quarter.  Free cash flow was negative $1.0 million compared to positive $1.8 million last quarter.

For the quarter, the Company did not record a credit for income taxes.  It maintains large reserves against its deferred tax assets.  As the Company generates annual profits, it expects to continue the practice of reversing these reserves to negate any tax expense that may otherwise have been recorded.  As such, the Company did not record a tax benefit against the first quarter loss.

The Company’s balance sheet continues to be strong.  Receivables of $56.6 million at the end of the quarter were down slightly from $57.8 million reported at the end of 2004.  Working capital of $36.1 million was down $3.3 million from the end of 2004.  Working capital declined in part due to the purchase of WireSpeed utilizing $2.0 million in cash.  Days’ sales outstanding is 66 days and up from 63 days at the end of 2004.

The Company ended the quarter with no debt on its balance sheet and a cash surplus of $913,000 compared to $7.9 million at the end of 2004.  The decrease in cash is mainly attributable to the purchase of WireSpeed and the impact of payroll falling on the last business day of the quarter.  The credit facility, with available borrowings of $27 million, was untapped at the end of the first quarter.

The Company continues to see reasons for optimism in the latter part of the year and will continue its investment in sales and recruiting resources to capitalize on the opportunities that exist.  The Company expects the second quarter to yield revenue of $80 to $82 million.  With the increased level of investment in sales and recruiting, the Company expects adjusted second quarter operating results between breakeven and $(.02) per share.  As a result of the pending merger with Computer Horizons the Company is no longer providing guidance beyond the second quarter of 2005.

On April 13, 2005, Analysts International and Computer Horizons jointly announced that they had executed a definitive merger agreement to combine in a merger-of-equals transaction to create one of the largest IT Professional Services firms in the United States.

As previously announced, the Company will not be holding its regular quarterly conference call today.  It will hold this call after the Company and Computer Horizons have filed their Form S-4 with the Securities and Exchange Commission.  The filing is expected to take place in May.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client’s IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

Safe Harbor Statement

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.   Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth.  Statements made by Mr. Baker regarding: (i) the Company’s belief that its Cisco Call Center and Microsoft CRM certifications will bring significant opportunities; (ii) that the critical mass afforded to the Company through the Company’s pending merger with Computer Horizons Corporation will significantly improve its operating leverage and reposition the Company for profitability; and (iii) the Company’s revenue and per share loss guidance for the second quarter of 2005 are forward looking statements.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations or re-bidding of work, the Company’s ability to control and improve profit margins, including our ability to control operating and labor costs and hourly rates for our services, the availability and utilization of qualified technical personnel, the loss of one or more material contracts, the completion of its pending merger with Computer Horizons Corporation and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ended January 1, 2005, and the Company’s prior Annual Reports on form10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

(Tables follow)

Analysts International Corporation

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
(in thousands except per share amounts)	April 2, 2005	April 3, 2004

Professional services revenue:
Provided directly	$66,050	$67,424
Provided through subsuppliers	7,597	14,325
Product sales	5,452	3,645
Total revenue	79,099	85,394

Expenses:
Salaries, contracted services and direct charges	59,067	66,235
Cost of product sales	5,107	3,429
Selling, administrative and other operating costs	15,454	15,081
Amortization of intangible assets	193	193

Operating (loss) income	(722)	456
Non-operating income	21	6
Interest expense	(5)	(8)

(Loss) income before income taxes	(706)	454
Income tax expense	—	—

Net (loss) income	$(706)	$454

Per common share:
Basic (loss) income	$(.03)	$.02
Diluted (loss) income	$(.03)	$.02

Average common shares outstanding	24,316	24,212
Average common and common equivalent shares outstanding	24,316	24,237

(more)

Analysts International Corporation

Consolidated Balance Sheets

(In thousands)	April 2, 2005	January 1, 2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$913	$7,889
Accounts receivable, less allowance for doubtful accounts	56,574	57,764
Other current assets	3,548	3,208
Total current assets	61,035	68,861

Property and equipment, net	6,198	5,658
Other assets	33,952	31,158

	$101,185	$105,677

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$12,572	$16,366
Salaries and vacations	6,077	9,388
Deferred revenue	2,829	1,658
Self-insured health care reserves and other amounts	3,642	2,010
Total current liabilities	25,120	29,422

Non-current liabilities, primarily deferred compensation	3,647	3,637
Shareholders’ equity	72,418	72,618

	$101,185	$105,677

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